At the Company
For Investors:
Donna Kush Managing Director, Corporate Communications (402) 827-8931 dkush@ameritrade.com	Tim Nowell Director, Business Planning (402) 597-8440 tnowell@ameritrade.com
AMERITRADE ANNOUNCES RESOLUTION OF PREVIOUSLY
DISCLOSED ACCOUNTING MATTER
No Effect on Consolidated Cash Flows, Total Comprehensive Income or Stockholders’ Equity
Company also Appoints Ernst & Young as New Accounting Firm for Fiscal Year 2006
Omaha, Neb., November 18, 2005 – Ameritrade Holding Corporation (NASDAQ: AMTD) today announced a resolution concerning the accounting treatment of prepaid variable forward contracts with respect to its investment in shares of Knight Capital Group, Inc.
This matter was previously disclosed in the Company’s Oct. 25, 2005, earnings call and press release. The Company has determined to restate its financial results for fiscal years 2003 and 2004, as well as the first three quarters of fiscal year 2005, to reflect the contracts as non-hedging instruments.
As a result, the Company is increasing net income for the fiscal year ended Sept. 30, 2005, by $5.0 million ($0.01 per diluted share), increasing net income for the fiscal year ended Sept. 24, 2004, by $10.5 million ($0.02 per diluted share), and decreasing net income for the fiscal year ended Sept. 26, 2003, by $28.0 million ($0.07 per diluted share). The restatements have no net effect on the consolidated cash flows, total comprehensive income and total stockholders’ equity of the Company for any period.
The restated financial statements to be included in the amended Form 10-K and Forms 10-Q being filed today should be relied on in lieu of the Company’s original financial statements for the periods covered by those reports. Further information on this topic can be found in the Company’s Form 8-K also being filed today.
Ernst & Young Named New Accounting Firm for Fiscal Year 2006
Due to independence issues that would preclude Deloitte & Touche LLP from continuing in its role after the close of the proposed acquisition of TD Waterhouse, Deloitte & Touche LLP declined to stand for reelection as the Company’s principal independent registered public accounting firm for fiscal year 2006. Deloitte & Touche LLP will cease its service as the Company’s principal independent registered public accounting firm after completing the audit of the Company’s financial statements for fiscal year 2005.
Ameritrade Holding Corporation • 4211 South 102nd Street • Omaha, NE 68127
www.amtd.com

The Company has named Ernst & Young LLP as its principal independent registered public accounting firm for fiscal year 2006. The firm will audit the Company’s financial statements for fiscal year 2006, provide an attestation report on management’s assessment of internal control over financial reporting and review the Company’s unaudited interim financial information with respect to its Form 10-Q reports in fiscal 2006.
About Ameritrade Holding Corporation
For 30 years, Ameritrade Holding Corporation has provided investment services to self-directed individuals through its brokerage subsidiaries. Ameritrade develops and provides innovative products and services tailored to meet the varying investing and portfolio management needs of individual investors and institutional distribution partners. A brokerage industry leader, Ameritrade, Inc.,1 a subsidiary of Ameritrade Holding Corporation, recently received a four-star rating in the Barron’s 2005 Review of Online Brokers for its Apex active trader program. For more information, please visit www.amtd.com.
1Ameritrade, Inc., member NASD/SIPC
Additional Information and Where to Find It
In connection with the proposed transaction, Ameritrade filed a revised preliminary proxy statement concerning the transaction with the Securities and Exchange Commission (“SEC”) with a filing date of October 31, 2005. Ameritrade will also file a definitive proxy statement and relevant documents with the SEC in connection with the proposed transaction. SECURITY HOLDERS OF AMERITRADE ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders can obtain free copies of the definitive proxy statement and other documents when they become available by contacting Investor Relations at www.amtd.com, or by mail at Ameritrade Investor Relations, 4211 S. 102 Street, Omaha, NE 68127, or by Telephone: 800-237-8692. In addition, documents filed with the SEC by Ameritrade are available free of charge at the SEC’s web site at www.sec.gov.
Ameritrade Holding Corporation, The Toronto-Dominion Bank, and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Ameritrade in connection with the proposed transaction. Information regarding the special interests of these directors and executive officers in the proposed transaction is included in the preliminary proxy statement of Ameritrade described above. This document is available free of charge at the SEC’s web site at www.sec.gov and from Investor Relations at Ameritrade as described above. Information regarding The Toronto-Dominion Bank’s directors and executive officers is available in its Annual Report on Form 40-F for the year ended October 31, 2004, which was filed with the SEC on December 13, 2004, and in its notice of annual meeting and proxy circular for its 2005 annual meeting, which was filed with the SEC on February 17, 2005. These documents are available free of charge at the SEC’s web site at www.sec.gov.
Ameritrade Holding Corporation • 4211 South 102nd Street • Omaha, NE 68127
www.amtd.com